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                                                                   EXHIBIT 21.1



                      SUBSIDIARIES OF OCEAN ENERGY, INC.

Ocean Energy, Inc., a Delaware corporation

      Owns 100% of:
            Ocean Energy, Inc., a Louisiana corporation
            F&R International Petroleum Company, a Cayman Islands corporation

      Owns 50% of:
            OEI Holding Corporation, a Delaware corporation*


* The remaining 50% is owned by United Meridian Corporation, a Delaware corporation